Exhibit 99.1

For Further Information Contact: Bioject Medical Technologies Inc.
Mark Logomasini President and CEO 503-692-8001 ext. 4121	Tony K. Chow Chief Financial Officer 503-692-8001 ext. 4132

BIOJECT REPORTS UNAUDITED THIRD QUARTER 2014 FINANCIAL RESULTS

Tigard, OR – November 12, 2014 – Bioject Medical Technologies Inc. (OTC Pink: BJCT), a developer and manufacturer of needle-free injection therapy systems, today reported unaudited financial results for the third quarter ended September 30, 2014. The financial results are unaudited and actual results may vary.

Bioject reported revenues of $458,000 for the quarters ended September 30, 2014 and 2013. Operating expense was $581,000 for the third quarter of 2014, compared to $732,000 in the third quarter 2013. The Company reported an operating loss of $123,000 in the third quarter of 2014, compared to an operating loss of $274,000 in the third quarter of 2013. Net loss allocable to common shareholders for the third quarter of 2014 was $189,000, compared to $320,000 in the comparable 2013 period.

Operating results were negatively affected by unexpected delays at the Company’s contract manufacturing site, resulting in $108,000 less in revenues than forecasted and associated operating expenses of $45,000. The Company has put in place procedures to avoid this issue in the future.

Basic and diluted net loss per share allocable to common shareholders for the quarter ended September 30, 2014 was $0.01 per share on 32.4 million weighted average shares outstanding compared to a net loss of $0.02 per share on 18.9 million weighted average shares outstanding for the same period in 2013.

For the nine months ended September 30, 2014, Bioject reported revenues of $1,312,000, compared to revenues of $1,146,000 in the comparable period of 2013. Operating loss for the nine months ended September 30, 2014 was $657,000, compared to $1,237,000 in the comparable period of 2013. Net loss allocable to common shareholders was $836,000, or $0.03 per share on 25.7 million weighted average shares outstanding, in the nine-month period ended September 30, 2014 compared to $1,349,000, or $0.07 per share on 18.9 million weighted average shares outstanding, in the comparable period of 2013. New share transactions that occurred in the first and second quarters of 2014 were described in prior 8-K filings.

Bioject Medical Technologies Inc., based in Tigard, Oregon, USA, is a developer and manufacturer of needle-free injection therapy systems (NFITS). NFITS works by forcing medication at high speed through a tiny orifice held against the skin. This creates a fine stream of high-pressure fluid penetrating the skin and depositing medication in the tissue beneath. Bioject is focused on developing mutually beneficial agreements with leading pharmaceutical, biotechnology, and veterinary companies, as well as research, global health and government organizations.

Readers and potential investors are cautioned that an investment in the Company’s securities involve an EXTREMELY high degree of risk. Such risks include, without limitation: the risk that audited financial results may differ materially from the unaudited results reported in this press release; the risk that the Company may be unable to continue operations and may file bankruptcy; the risk that the Company’s products will not be accepted by the market; the risk that the Company will be unable to successfully develop and negotiate new strategic relationships; the risk that the international distributor agreements will not be successful; uncertainties related to the time required for the Company to complete research and development and obtain necessary clinical data and government clearances; the risk that additional capital may not be available on acceptable terms, if at all; the risk that the Company may not receive orders, whether anticipated or unanticipated; the risk that the Company’s supply chain management process may not improve the Company’s cash position or cash flows; and the risk that the Company may be unable to comply with the extensive government regulations applicable to the business.

Bioject (OTC Pink: BJCT) trades on the OTC Pink tier of the OTC market.

Investors can find Real-Time quotes and market information for the Company on www.otcmarkets.com. For more information about Bioject, visit www.bioject.com

Bioject Medical Technologies Inc.

Selected Condensed Consolidated Statements of Operations Data (Unaudited)

(In thousands, except share and per share data)

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
RESULTS OF OPERATIONS:

Revenue and Expense:
Net sales	$458	$458	$1,312	$1,146
Operating expenses	581	732	1,969	2,383

Operating loss	(123)	(274)	(657)	(1,237)
Other expense, net	(66)	(15)	(135)	(19)

Net loss	(189)	(289)	(792)	(1,256)
Preferred stock dividend	—	(31)	(44)	(93)

Net loss allocable to common shareholders	$(189)	$(320)	$(836)	$(1,349)

Basic and diluted net loss per common share allocable to common shareholders	$(0.01)	$(0.02)	$(0.03)	$(0.07)

Shares used in per share calculations	32,370,408	18,908,594	25,676,688	18,908,594

Bioject Medical Technologies Inc.

Selected Condensed Consolidated Balance Sheet Data (Unaudited)

(In thousands)

	September 30, 2014	December 31, 2013
ASSETS
Current assets	$2,260	$357
Property and equipment, net	66	78
Other assets, net	1,384	1,427

Total assets	$3,710	$1,862

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities	$1,273	$1,658
Long term liabilities	3,152	1,414
Shareholders’ equity (deficit):
Preferred stock	2,416	10,740
Common stock	124,775	115,120
Accumulated deficit	(127,906)	(127,070)

Total shareholders’ deficit	(715)	(1,210)

Total liabilities and shareholders’ deficit	$3,710	$1,862

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